Exhibit 10.2
VF CORPORATION

AWARD CERTIFICATE

Non-Qualified Stock Option - Fiscal 2025 Grant

Optionee: #ParticipantName#
Date of Grant: #GrantDate#
Number of Shares: #QuantityGranted#
Option Price Per Share: $#GrantPrice#

I am pleased to advise you that you have been awarded a Non-Qualified Stock Option (the “Option”) under the 1996 Stock Compensation Plan, as amended (the “1996 Plan”) of VF Corporation (the "Company") for the purchase from the Company of the Number of Shares of its Common Stock as set forth above at the Option Price Per Share set forth above, subject to the terms and conditions set forth in the 1996 Plan and the Award Certificate including the attached Appendix.

If you have previously agreed to VF’s Non-Competition, Non-Solicitation & Confidentiality Agreement or Protective Covenants Agreement (hereinafter referred to as the “Equity Covenant Agreement”), your acceptance of this Award constitutes your acknowledgment and reaffirmation of your ongoing obligations under the Equity Covenant Agreement. You must accept this Award no later than 60 days from the grant communications date. If you choose not to accept the Award by such deadline, the Award will be canceled. Only your acceptance of and agreement to a new Equity Covenant Agreement will modify your existing obligations.

If you have not previously accepted and agreed to the “Equity Covenant Agreement”, or if VF is presenting you a new Equity Covenant Agreement with this Award Certificate, the grant of this Award is conditioned upon, and constitutes consideration for, your acceptance of the Equity Covenant Agreement, the form of which has been provided to you together with this Award Certificate. To meet this condition, you must accept and sign and acknowledge the Equity Covenant Agreement on Fidelity.com not later than 60 days from the grant communication date. If you choose not to accept the Equity Covenant Agreement by such deadline, this Award will be canceled.

By accepting the grant of this Option, you acknowledge that you understand and agree to its terms.

VF CORPORATION

By:
Bracken Darrell
President and Chief Executive Officer

VF CORPORATION
APPENDIX TO
AWARD CERTIFICATE
Terms and Conditions Relating to
Non-Qualified Stock Option

THIS IS TO CERTIFY that, on the above Date of Grant, the Company granted to the named Optionee a Non-Qualified Stock Option, subject to the terms and conditions of the 1996 Plan, which is incorporated herein by reference. This Option shall not be treated as an Incentive Stock Option. The Optionee may purchase from the Company the Number of Shares of its Common Stock at the Option Price Per Share identified above, subject, however, to the following terms and conditions.

1. Subject to paragraph 2 below:

(a)     The “Stated Vesting Date” when the Option shall vest and be exercisable will be as follows:

•one-third (1/3) of the shares of this Option (rounded up to the nearest whole share) shall only be exercisable for a period of nine (9) years, commencing on the first anniversary of the Date of Grant;
•one-third (1/3) of the shares of this Option (rounded to the nearest whole share) shall only be exercisable for a period of eight (8) years, commencing on the second anniversary of the Date of Grant; and
•one-third (1/3) of the shares of this Option (rounded down to the nearest whole share) shall only be exercisable for a period of seven (7) years, commencing on the third anniversary of the Date of Grant;

and all rights to exercise all or any part of this Option will end on the day immediately preceding the tenth anniversary of the Date of Grant (the "Expiration Date").

(b)     This Option shall only be exercisable so long as the Optionee remains an employee of the Company or a Subsidiary (as defined in the 1996 Plan); and

    (c)     In the event of the Optionee’s Termination of Employment at any time prior to the exercise of this Option for any reason, all of the Optionee's rights, if any then remain, under this Option shall be forfeited and this Option shall terminate immediately.

2. The provisions of paragraph 1 of this Appendix to the contrary notwithstanding, upon Optionee's Termination of Employment at any time prior to the Expiration Date by reason of Retirement (as defined in the 1996 Plan), permanent and total Disability (as defined below), death, or involuntary Termination of Employment not for Cause (as defined below), the Optionee or the Optionee's estate may exercise the Option to the extent specified in this paragraph 2 (including the limitations in the final sentence of this paragraph 2) during the applicable period:

(a)     in the event of Optionee's Retirement, permanent and total Disability, or death, the outstanding portion of the Option not previously vested will become immediately vested in full and the Option may be exercised for all shares not previously purchased during the 36-month period following the date of Optionee's Retirement, permanent and total Disability, or death;

(b)    in the event of the Optionee's voluntary Termination of Employment that does not qualify as a Retirement, the vested portion of the Option may be exercised during the 3-month period following the date of Optionee's voluntary Termination of Employment; or

(c)     in the event of Optionee's involuntary Termination of Employment not for Cause, a Pro Rata Portion of the Option, less any portion of the Option previously vested, shall vest immediately, with any unvested Options in excess of such Pro Rata Portion canceled and forfeited, and the vested portion of the Option may be exercised during the 3-month period following the date of Optionee's involuntary Termination of Employment.

For purposes of this paragraph 2:

    "Cause" means (i), if the Optionee has an Employment Agreement defining "Cause," the definition under such Employment Agreement, or (ii), if the Optionee has no Employment Agreement defining "Cause," the Optionee's gross misconduct, meaning (A) the Optionee's willful and continued refusal substantially to perform his or her duties with the Company (other than any such refusal resulting from his or her incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Optionee by the Company which specifically identifies the manner in which the Company believes that the Optionee has refused to perform his or her duties, or (B) the willful engaging by the Optionee in gross misconduct materially and demonstrably injurious to the Company. For purposes of this definition, no act or failure to act on the Optionee's part shall be considered "willful" unless done, or omitted to be done, by the Optionee not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.

    "Disability" means (A), if the Optionee has an Employment Agreement defining "Disability," the definition under such Employment Agreement, or (B), if the Optionee has no Employment Agreement defining "Disability," the Optionee's incapacity due to physical or mental illness resulting in the Optionee's absence from his or her duties with the Company or any of its subsidiaries or affiliates on a full-time basis for 26 consecutive weeks, and, within 30 days after written notice of termination has been given by the Company, the Optionee has not returned to the full-time performance of his or her duties.

“Pro Rata Portion” means a fraction the numerator of which is the number of days that have elapsed from the Date of Grant to the date of Optionee's Termination of Employment and the denominator of which is the number of days from the Date of Grant to the final Stated Vesting Date; provided, however, the Pro Rata Portion may not exceed 100%.

"Termination of Employment" means Optionee's termination of employment with the Company or any of its Subsidiaries or affiliates in circumstances in which, immediately thereafter, Optionee is not employed by the Company or any of its Subsidiaries or affiliates. Service as a non-employee director of the Company will be treated as employment for purposes of this Appendix.

If the Optionee dies during the 36-month period following such Termination of Employment by reason of Retirement or permanent and total Disability, then the Optionee’s estate may exercise any outstanding portion of the Option during the balance of the 36-month period; and if the Optionee dies during the 3-month period following a voluntary Termination of Employment that does not qualify as a Retirement or an involuntary separation of employment, then the Optionee’s estate may exercise any outstanding portion of the Option that Optionee would have been permitted to exercise during the balance of the 3-month period. Any portion of the Option that is not previously vested and does not become vested in accordance with this paragraph 2 will be forfeited at the time of Termination of Employment, as provided in paragraph 1. Notwithstanding anything in this Appendix to the contrary, (i) in no event, however, shall this Option be exercisable after the Expiration Date, and (ii) any unvested portion of this Option shall be forfeited and shall terminate immediately on the Optionee’s date of Termination of Employment for reason of involuntary separation or Retirement (the date of Termination of Employment will be determined without giving effect to any period during which severance payments may be made to an Optionee) if Termination of Employment occurs prior to the 12-month anniversary of the Date of Grant.

3. During the life of the Optionee, this Option may only be exercised by the Optionee, except as otherwise provided in the 1996 Plan. The Optionee is responsible for all applicable taxes. The exercise of this Option is subject to the Company’s policies regulating trading by employees in securities of the Company, including any applicable “blackout” periods when trading is not permitted.

4. This Option shall be exercised by written notice to the Company stating the number of shares with respect to which it is being exercised and accompanied by payment of the full amount of the Option Price for the number of shares desired by a check payable to the order of the Company, or, if acceptable to the Committee which administers the 1996 Plan, by delivery of a cash equivalent or surrender or delivery to the Company of shares of its Common Stock or by a combination of a check and shares of Common Stock. The exercise date of this Option shall be the date upon which the notice of exercise is received by the Company with full payment of the Option Price. In addition, this Option may be exercised on behalf of the Optionee by a designated brokerage firm in accordance with the terms of the 1996 Plan and the rules of the Committee.

5. This Option may only be exercised if all personal income tax and applicable social security tax liabilities are borne by the Optionee. This includes the satisfaction of any applicable tax which the Company and/or the Subsidiary employing such Optionee may in its judgment be required to withhold. To enable the withholding of such tax, the Company or the Subsidiary employing the Optionee may receive and retain the option exercise proceeds (in the form of shares, remitting the fair market value of such shares to the appropriate taxing authorities) or the proceeds of any sale of Option shares (in the form of cash) on behalf of the Optionee. In the event that no tax is withheld or the tax withheld is not sufficient to cover the Optionee’s total tax liability arising directly or indirectly from the grant of the Option, the Optionee accepts full responsibility for such tax liability.

6. If, at the Expiration Date or any earlier date upon which the Option would be forfeited the Fair Market Value (as determined in accordance with the 1996 Plan) per share of the underlying Common Stock exceeds the Option's exercise price per share, the then vested portion of the Option will be automatically exercised immediately before its expiration or forfeiture, with shares subject to the Option withheld in payment of the exercise price and applicable withholding taxes, and the net remaining shares will then be delivered to the Optionee or the Optionee's estate; provided, however, that this automatic exercise will not apply if the termination of the Option occurs upon the Optionee's involuntary Termination of Employment for Cause.

7. The grant of this Option:

    (a)     is made at the discretion of the Company which retains certain rights pursuant to the 1996 Plan to amend the terms of the Option or the 1996 Plan;

    (b)     shall not be construed as entitling the Optionee to future option grants and/or continued employment with the Company (including its Subsidiaries); and

    (c)     shall not be considered as part of the Optionee’s salary for purposes of calculating severance in the event of the Optionee’s voluntary or involuntary Termination of Employment.

8. This Option is subject to the Company’s Forfeiture Policy for Equity and Incentive Awards in the Event of Restatement of Financial Results as in effect at the date of this Option. Such Policy imposes conditions that may result in forfeiture of the Option or the proceeds to Optionee resulting from the Option (a so-called “clawback”) in certain circumstances if the Company’s financial statements are required to be restated as a result of misconduct. Optionee is also subject to the Company's Code of Business Conduct and, to the extent applicable, the Company's Policy for the Recovery of Erroneously Awarded Compensation. A recovery under this paragraph 8 can be made by withholding compensation otherwise due to Optionee, or by such other means determined appropriate by the

Committee. The clawback policies set forth in this paragraph 8 shall be applied by the Committee, at its discretion, to the maximum extent permitted under applicable law. No recovery of compensation as described in this paragraph 8 will be an event giving rise to Optionee's right to resign for "good reason" or "constructive termination" (or similar term) under any plan of, or agreement with, the Company, any Subsidiary or affiliate, and/or Optionee.

9. The Company (including the Subsidiary employing the Optionee) is hereby authorized to transmit any personal information that it deems necessary to facilitate the administration of the Option grant.

10. The Award Certificate and Appendix, including the rights and obligations of the Optionee and the Company hereunder, is subject in all respects to the 1996 Plan, which shall be controlling in the event of any inconsistency with or omission from the Award Certificate and Appendix. The terms and conditions set forth in the Award Certificate and Appendix shall be binding upon the heirs, executors, administrators and successors of the parties. The Award Certificate, Appendix and 1996 Plan constitute the entire agreement between the parties with respect to the Option and supersede any prior agreements or documents with respect thereto. No amendment, alteration, suspension, discontinuation or termination of the Award Certificate or Appendix which may impose any additional obligation upon the Company or materially impair the rights of the Optionee with respect to the Option shall be valid unless in each instance such amendment, alteration, suspension, discontinuation or termination is expressed in a written instrument duly executed in the name and on behalf of the Company and, if Optionee’s rights are materially impaired thereby, by the Optionee. The validity, construction and effect of the Award Certificate and Appendix shall be determined in accordance with the laws (including those governing contracts) of the State of North Carolina, without giving effect to principles of conflicts of laws, and applicable federal law.